News Release

QEP Resources Announces Agreements to Sell Natural Gas Assets
In Southwest Wyoming for $777.5 Million

DENVER - July 24, 2017 - QEP Resources, Inc. (NYSE: QEP) ("QEP" or the "Company") announced today that its wholly owned subsidiary, QEP Energy Company, has entered into two definitive agreements to sell natural gas assets in southwest Wyoming for combined proceeds of $777.5 million, subject to customary purchase price adjustments (the "Divestitures").

"Our Wyoming assets have been significant contributors to the company for many years and were critical to our early success," commented Chuck Stanley, Chairman, President and CEO of QEP. "As we continue to evolve as a company, these transactions are a necessary next step in simplifying our asset portfolio and delivering significant financial proceeds that will further strengthen our balance sheet and help fund future development projects and acquisition opportunities."

The first agreement provides for the sale of all of QEP’s assets in the Pinedale Anticline field in Sublette County, Wyoming, for a purchase price of $740.0 million ("Pinedale Divestiture") to Pinedale Energy Partners, LLC, an affiliate of Oak Ridge Natural Resources, LLC. The Pinedale Divestiture includes an estimated 964 Bcfe of proved reserves as of December 31, 2016, and net production in the first quarter of 2017 was 234 MMcfed, of which approximately 12% was liquids. As part of the Pinedale Divestiture, QEP has agreed to reimburse the buyer for certain deficiency charges it incurs related to gas processing and NGL transportation and fractionation contracts, if any, between the effective date of the sale and December 31, 2019, in an aggregate amount not to exceed $45.0 million. The transaction is subject to closing conditions, including regulatory approval, and is expected to close by September 30, 2017.

BMO Capital Markets served as financial advisor and Vinson & Elkins LLP provided legal counsel to QEP. Wells Fargo Securities, LLC served as financial advisor and Baker Botts L.L.P. provided legal counsel to Pinedale Energy Partners, LLC.

In a separate transaction, the Company closed the sale of certain non-core natural gas assets in southern Wyoming to an undisclosed buyer on June 30, 2017. The purchase price was $37.5 million. The divestiture includes an estimated 15.2 Bcfe of proved reserves as of December 31, 2016, and net production in the first quarter of 2017 was approximately 4 MMcfed, of which approximately 2% was liquids.

About QEP Resources

QEP Resources, Inc. (NYSE: QEP) is an independent natural gas and crude oil exploration and production company focused in two geographic regions: the Northern Region (primarily Wyoming, North Dakota and Utah) and the Southern Region (primarily Texas and Louisiana) of the United States.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipates," "believes," "forecasts," "plans," "estimates," "expects," "should," "will" or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include, but are not limited to, statements regarding: the benefits of the Divestitures, including the ability of the Divestitures to strengthen QEP’s balance sheet and fund future development projects and acquisition opportunities; the estimated reserves to be divested; the estimated percentages of liquids and production associated with the assets included in the Divestitures; and the timing of the closing of the Pinedale Divestiture. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: disruptions of QEP's ongoing business, distraction of management and employees, increased expenses and adversely affected results of operations from organizational modifications due to the Divestitures; the inability of the parties to satisfy the conditions to the consummation of the Divestitures, including regulatory approval of the Pinedale Divestiture; changes in natural gas, NGL and oil prices; liquidity constraints, including those resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions, changes in our credit rating, our compliance with loan covenants, the increasing credit pressure on our industry or demands for cash collateral by counterparties to derivative and other contracts; global geopolitical and macroeconomic factors; the activities of the Organization of Petroleum Exporting Countries (OPEC); the impact of Brexit; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; changes in, adoption of and compliance with laws and regulations, including decisions and policies concerning the environment, climate change, greenhouse gas or other emissions, natural resources, and fish and wildlife, hydraulic fracturing, water use and drilling and completion techniques, as well as the risk of legal proceedings arising from such matters, whether involving public or private claimants or regulatory investigative or enforcement measures; strength of the U.S. dollar; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; the availability of storage and refining capacity; operating risks such as unexpected drilling conditions; transportation constraints; weather conditions; changes in maintenance, service and construction costs; permitting delays; outcome of contingencies such as legal proceedings; inadequate supplies of water and/or lack of water disposal sources; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. QEP undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

Investors:
William Kent, IRC
303-405-6665

Media:
Brent Rockwood
303-672-6999